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                                                                    EXHIBIT 10.3
                                                                    ============


               AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
                  AND RELATED PERSONAL PROPERTY IN REGARD TO
                      THE EAGLE MOUNTAIN LANDFILL PROJECT
                         AND JOINT ESCROW INSTRUCTIONS



ESCROW NO.:  ___________________
DATE OF OPENING ESCROW:  __________________, 2000


Chicago Title Insurance Company ("Title Company")


Commerce Escrow Company ("Escrow Agent")
1545 Wilshire Blvd., Suite 600
Los Angeles, California  90017
        Attention: Phil Graf, President

Telephone No.: (213) 484-0855
Fax No.:       (213) 484-0417


     THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND RELATED PERSONAL PROPERTY IN REGARD TO THE EAGLE MOUNTAIN LANDFILL AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is made this 9/th/ day of August, 2000, by and between Mine Reclamation, LLC ("Seller"), and County Sanitation District No. 2 of Los Angeles County ("Buyer"), a special district organized and existing pursuant to the County Sanitation District Act, Health and Safety Code (S)(S)4700, et seq. (collectively, the "Parties").

     WHEREAS, Seller owns or controls through its Affiliates certain real property, personal property, and intellectual property, as defined in this paragraph ("Property") located in Riverside County that comprise the Eagle Mountain Landfill Project (the "Project"), which includes various regulatory permits and approvals ("Permits"). The real property is legally

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described in Exhibit "A" ("Real Property"), the personal property is scheduled in Exhibit "B," the intellectual property is scheduled in Exhibit "C," (personal and intellectual property to be referred to herein collectively as "Personal Property") and the Permits are listed on Exhibit "D" to this Agreement.

     WHEREAS, the Project is permitted for the development and operation of a sanitary landfill that is permitted to accept waste from within Riverside County and waste delivered by rail from sites outside of Riverside County, as more fully described in that certain Development Agreement No. 64 approved by the County of Riverside, dated September 9, 1997, and the Specific Plan Conditions of Approval for the Project.

     WHEREAS, Buyer operates sanitary landfills, materials recovery facilities, and transfer stations in accordance with that certain Solid Waste Management System Agreement, effective February 21, 1996, by and between Buyer and certain other County Sanitation Districts of Los Angeles County ("System Agreement"). Buyer is exercising authority and acquiring the Project under the terms of the System Agreement.

     WHEREAS, Buyer and Seller desire by this Agreement to provide for the transfer of all of the right, title, and interest of the Seller and its Affiliates in the Project (except where certain easements and rights are to be non-exclusive), including all Property and Permits necessary to operate and form an integral part of the Project, to Buyer in exchange for the payment to Seller of the consideration provided herein, so that Buyer will be able develop and operate the Project under the terms of the existing Permits and other project approvals in accordance with this Agreement and the System Agreement.

     WHEREAS, this Agreement does not change the permitted operating conditions of the Project and does not have a potential to result in a physical change in the environment, directly

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or ultimately which is different from that which would occur if Seller were to retain ownership of the Project and were to develop its permitted landfill operations on the Property.

     NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS.

     This Agreement will be construed in accordance with the following definitions:

          "Affiliates" means Mine Reclamation Corporation, Kaiser Eagle Mountain Inc., Kaiser Reclamation Corporation, and Kaiser Ventures Inc.

          "Agreement" is defined in the preamble.

          "Approved Exceptions" is defined in Section 10(a).

          "Assignment" is defined in Section 10(b)(ii).

          "Buyer" is defined in the preamble.

          "CEQA" means the California Environmental Quality Act, Public Resources Code (S)(S) 21000, et seq., the Guidelines for the Implementation of the California Environmental Quality Act, Cal. Code of Regulations, Title 14, Division 6, Chapter 3 (S)(S) 15000 et seq., including any laws, regulations, or orders of any kind pertaining to protection of the environment or environmental justice.

          "Chief Engineer" means Buyer's Chief Engineer and General Manager or his designee duly authorized to act on behalf of Buyer.

          "Close of Escrow" is defined in Section 10(d).

          "Closing Certificate" is defined in Section 13(h).

          "Closing Date" is defined in Section 10(d).

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          "Closing Documents" is defined in Section 5, and shall include the documents described on Exhibit E.

          "Closure Operations" shall mean those operations of Buyer that are undertaken in regard to the closure of the Property as a sanitary landfill as required by law, including without limitation, the California Integrated Waste Management Act (Public Resources Code (S)(S)40000 et seq.) and as may be deemed appropriate by Buyer.

          "CLTA" is defined in Section 9 (a).

          "CUP" is defined in Section 3(c).

          "Deed" is defined in Section 10(b)(i).

          "Deposit" is defined in Section 5.

          "Disapproved Exception" is defined in Section 9(d).

          "Due Diligence Period" means the period defined in Section 6.

          "EPA" is defined in Section 13(a)(iv).

          "Environmental Laws" means any federal, state or local statute, ordinance, rule, regulation, order, consent decree, judgment or common-law doctrine, and provisions and conditions of permits, licenses and other operating authorizations relating to (i) pollution or protection of the environment, including natural resources, (ii) exposure of persons, including employees, to Hazardous Materials or other products, bio-hazards, chemicals or other substances, (iii) protection of the public health or welfare from the effects of by-products, wastes, emissions, discharges or releases of chemical or biological substances from industrial or commercial activities, or (iv) regulation of the manufacture, use or introduction into commerce of chemical substances, including,

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     without limitation, their manufacture, formulation, labeling, distribution, transportation, handling, storage and disposal.

          "Escrow" is defined in Section 5.

          "Escrow Agent" is designated on the first page of this Agreement.

          "Exception" is defined in Section 9(c).

          "Final Payment" is defined in Section 3(b).

          "Hazardous Substances" and "Hazardous Materials" as used in this Agreement shall mean the same as those terms are defined within:

          (a) The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") [42 USCS (S)(S) 9601 et seq.]; the Resource Conservation and Recovery Act of 1976 ("RCRA") [42 USCS (S)(S) 6901 et seq.]; the Clean Water Act, also known as the Federal Water Pollution Control Act ("FWPCA") [33 USCS (S)(S) 1251 et seq.]; the Toxic Substances Control Act ("TSCA") [15 USCS
               (S)(S) 2601 et seq.]; the Hazardous Materials Transportation Act ("HMTA") [49 USCS (S)(S) 1801 et seq.]; the Insecticide, Fungicide, Rodenticide Act (7 USCS (S)(S) 136 et seq.]; the Superfund Amendments and Re-authorization Act [42 USCS (S)(S) 6901 et seq.]; the Clean Air Act [42 USCS (S)(S) 7401 et seq.]; the Safe Drinking Water Act [42 USCS (S)(S) 3001 et seq.]; the Solid Waste Disposal Act [42 USCS (S)(S) 6901 et seq.]; the Surface Mining Control and Reclamation Act [30 USCS (S)(S) 1201 et seq.]; the Emergency Planning and Community Right to Know Act [42 USCS (S)(S) 11001 et seq.]; the Occupational Safety and Health Act [29 USCS (S)(S) 655 and

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               657]; the California Underground Storage of Hazardous Substances
               Act [Health and Safety Code (S)(S) 25280 et seq.]; the California Hazardous Substances Account Act [Health and Safety Code (S)(S) 25300 et seq.]; the California Hazardous Waste Control Act [Health and Safety Code (S)(S)25100 et seq.]; the California Safe Drinking Water and Toxic Enforcement Act [Health and Safety Code
               (S)(S) 24249.5 et seq.]; the Porter-Cologne Water Quality Act [Water Code (S)(S) 13000 et seq.] together with any amendments of or regulations promulgated under the statutes cited above and any other federal, state, or local law, statute, ordinance, or regulation now in effect that pertains to occupational health or industrial hygiene, and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to Hazardous Substances and/or Hazardous Materials on, under or about the Real Property, or the regulation or protection of the environment, including ambient air, soil, soil vapor, groundwater, surface water, or land use;

          (b) Those substances listed in the United States Department of Transportation Table [49 CFR 172.101], or by the EPA, or any successor agency, as hazardous substances [40 CFR Part 302];

          (c) Other substances, materials, and wastes that are regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and

          (d)  Any material, waste, or substance that is

               (i)   a petroleum or refined petroleum product,

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               (ii)  asbestos,

               (iii) polychlorinated biphenyl,

               (iv) designated as a hazardous substance pursuant to 33 USCS (S) 1321 or listed pursuant to 33 USCS (S) 1317,

               (v)   a flammable explosive, or

               (vi)  a radioactive material.

          "Initial Payment" is defined in Section 3(a).

          "Permits" are defined in the recitals, and are listed on Exhibit "D."

          "Personal Property" is defined in the recitals. In addition to the items set forth in Exhibit "B," Personal Property shall be deemed to include all licenses, entitlements, specifications, maps, drawings and other renderings related to the Property as well as all warranty claims which relate to the Personal Property, all contracts and other rights (except financial assurances of or on behalf of Seller) relating to or benefitting the Property, including intangible rights, goodwill, claims, or awards. Personal Property also shall include all appurtenances presently existing as a part of the Project and required for the operation and maintenance of the sanitary landfill and other operations conducted at the Project site, including, but not limited to, stationary equipment, computers, tools, fences and trailers, and shall also include all files and plans related to all Permits that have been issued in respect to the Project or the Property and to the operation, maintenance, design, monitoring, history, geotechnical and geological studies related to the Real Property.

          "Preliminary Report" is defined in Section 9(a).

          "Prevailing Party" is defined in Section 21.

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          "Project" means the Eagle Mountain Landfill Project as contemplated and described in Development Agreement No. 64 approved by the County of Riverside, dated September 9, 1997, and the Specific Plan Conditions of Approval for the Project. The Project does not include the existing Eagle Mountain town site.

          "Property" is defined in the recitals. In addition to the Real Property legally described in Exhibit "A," Property shall include, but not be limited to, all buildings and, to the extent of the interests therein of Seller or its Affiliates, rail facilities, irrigation systems, water, electrical, and drainage systems and structures, roads and other utilities located on or serving the Real Property or developed, constructed, or acquired for the operation of the Project, subject to and except for such rights, reservations, easements, exclusions, property and other items as may be mutually agreed upon by the Parties prior to Close of Escrow.

          "Purchase Price" is defined in Section 3.

          "Real Property" is defined in the recitals, and legally described in Exhibit A.

          "Section" means sections of this Agreement.

          "Seller" is defined in the preamble.

          "Seller's Parties" is defined in Section 8.

          "Specified Operations" is defined in Section 3(c).

          "Survey" is defined in Section 9(b).

          "System Agreement" is defined in the recitals.

          "Title Company" is defined in the preamble.

          "Title Policy" is defined in Section 10(a).

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1.   PURCHASE AND SALE.

     Upon the terms provided herein, Seller agrees to sell, assign, and transfer to Buyer all of Seller's right, title, and interest in the Project, including the rights of Affiliates that will be acquired by Seller and transferred to Buyer pursuant to this Agreement, including all of the Property and Permits that comprise the Project, and Buyer agrees to purchase the Project and assume all of the duties and obligations of Seller and its Affiliates in and to the Project.

2.   PURCHASE PRICE.

     Buyer and Seller agree that the Purchase Price shall be $41 million ("Purchase Price"), and shall be payable to Seller in two payments as described below:

     (a) Prior to Close of Escrow, Buyer shall deposit the Purchase Price (less the Deposit) in Escrow. Upon Close of Escrow, Escrow Agent shall place the sum of $39 million (the "Initial Payment") into an interest-earning escrow account to be selected by the Parties, which sum shall be held and disbursed as provided in Section 13 (d). If Close of Escrow fails to occur on or before January 1, 2001, and Seller has satisfied all conditions of closing as set forth in Section 7 of this Agreement, the Initial Payment shall be increased by the amount of interest earned on such sum by Buyer in the Pooled Surplus Investment Fund of the County of Los Angeles from January 1, 2001, until Close of Escrow.

     (b) Upon Close of Escrow, the Escrow Agent shall place the sum of $2 million into a separate escrow account to be selected by the Parties and to be invested at the direction of Seller from a list of approved investments supplied by Buyer, and held and disbursed in accordance with Section 3(c) (the "Final Payment").


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     (c)  The Final Payment shall be held in the escrow account and paid to
          Seller only in the event that the County of Los Angeles issues to Buyer a Conditional Use Permit for the Puente Hills Landfill ("CUP") that authorizes continued landfill operations after November 3, 2003, until the remaining capacity of the Puente Hills Landfill has been fully utilized at a permitted weekly waste acceptance rate of at least 72,000 tons representing an operating life of approximately ten years, or such lesser amount as otherwise approved by Buyer's Board of Directors at the time that a final environmental impact report for the continued operation of the Puente Hills Landfill is approved and certified ("the Specified Operations"). Buyer, at its expense, shall undertake all reasonable efforts to promptly and diligently pursue obtaining a CUP providing for the Specified Operations and all reasonable efforts to defend against legal or administrative challenge to the CUP and related environmental and use approvals. In the event the County of Los Angeles issues a CUP that provides for the Specified Operations, the Final Payment plus accrued interest shall be paid to Seller at the time the CUP becomes final. For the purposes of this section, the CUP shall become final upon the expiration of any appeal periods without the filing of an appeal or the conclusion, by final judgment, dismissal, settlement, or otherwise, of any and all legal proceedings, including any appeals, by writ or otherwise, involving the CUP or compliance with CEQA, so that the CUP for the Puente Hills Landfill is no longer subject to legal challenge. In the event that the County issues two conditional use permits with terms that cumulatively and continuously provide

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          for the Specified Operations, the Final Payment plus accrued interest shall be paid to Seller at the time the later permit that provides for such operations becomes final. In the event that the County of Los Angeles does not issue a CUP for the continued operation of the Puente Hills Landfill, or issues a CUP that does not provide for the Specified Operations, then the Final Payment plus accrued interest shall not be part of the Purchase Price and such amount will be released from the escrow account to Buyer. In the event that a CUP is issued with waste acceptance rates that have been reduced for the primary purpose of causing Seller not to receive the Final Payment, Seller shall nonetheless be entitled to receive the Final Payment.

3.   TRANSFER OF PERSONAL PROPERTY.

     As a part of the Purchase Price, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller those items of tangible personal property, including mobile equipment, detailed in Exhibit "B." Prior to the Close of Escrow, Seller shall deposit in Escrow bills of sale and endorsed certificates of title in favor of Buyer with respect to all items of Personal Property, including all items of equipment and vehicles, listed on Exhibit B, together with appropriate instruments of transfer. Any sales tax incurred by reason of this transaction shall be paid by Seller outside Escrow.

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4   ESCROW.

     Within three (3) business days following approval of this Agreement by the Seller's and Buyer's respective boards of directors, the Parties shall establish escrow ("Escrow") with Escrow Agent, subject to the provisions of the standard conditions for acceptance of escrow as may be reasonably approved by Buyer and Seller, but only to the extent that the standard conditions are consistent with this Agreement, impose no additional liabilities or obligations between the Parties, and are specifically subject to the terms and conditions of this Agreement, the latter to control in the case of conflict. A signed counterpart of this Agreement is to be delivered as joint escrow instructions to Escrow Agent. Prior to the Closing Date, all other documents required to complete the closing (collectively, the "Closing Documents") shall be deposited into Escrow. The Closing Documents shall contain closing conditions provided herein, and include the documents listed on Exhibit E of this Agreement. Within five (5) business days following the opening of Escrow, Buyer shall deposit with Escrow Agent the sum of fifty thousand dollars ($50,000.00) to be applied to the initial payment of the Purchase Price at the Close of Escrow ("Deposit"). The Escrow Agent shall place the Deposit in a state or federally chartered bank in an interest bearing account as selected by the Parties whose term is appropriate and consistent with the timing requirements of this transaction. The interest therefrom shall accrue to the benefit of Buyer, whose Federal Tax Identification Number is 95-3755190. Escrow Agent is hereby authorized and instructed to conduct the Escrow in accordance with this Agreement.

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5.   DUE DILIGENCE.

     (1) Within ninety (90) days following the opening of Escrow (the "Due Diligence Period"), Buyer will, at its sole cost and expense, complete its due diligence examination of the Project, during which, among other things, Buyer will, with Seller's cooperation and assistance at Seller's sole cost and expense:

          (1) investigate the validity and sufficiency of the Permits, consents, and approvals for the Project, and arrange for the transfer or assignment of such Permits at Close of Escrow, or, with the written consent of the Chief Engineer, after Close of Escrow, and obtain any required consents and approvals for Buyer's ownership and operation of the Project upon Close of Escrow;

          (2) conduct any environmental audits, geological investigations, and operational assessments of the site and private rail line and review title to the Real Property, including an ALTA survey at Buyer's election and expense;

          (3) make such inquiries as Buyer deems reasonably appropriate of Seller's contractors, consultants, and/or regulators in regard to the Project and Buyer shall keep Seller reasonably informed of all such inquiries during the Due Diligence Period;

          (4) examine all books, records and files relating to the Project, except for those books, records, and files that are privileged, or are privileged from disclosure under the attorney work product doctrine.

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          (2)  During the Due Diligence Period, Seller shall provide Buyer with full and complete access to the Real and Personal Property, and all documents and records requested by Buyer to complete its due diligence, except for those books, records and files that are privileged or privileged from disclosure under the attorney work product doctrine. It is not intended that an assertion of privilege will prevent the Buyer from obtaining any factual, scientific, or technical information of importance to the acquisition, permitting and/or operation of the Project.

          (c) Upon completion of its due diligence and its acceptance of the Project, Buyer will provide a Certificate of Acceptance of the Project to Seller and Escrow Agent. At the Close of Escrow, the Escrow Agent will deliver the initial payment, less any prorations, to Seller under Section 3 (a), and record, as necessary, and deliver the Closing Documents to Buyer.

          (d) Seller grants to Buyer, its agents and employees, a license to enter upon any portion of the Real Property and rights of access to all Personal Property for purposes of conducting engineering tests, investigations, or other studies reasonably necessary to evaluate the condition of the Property in accordance with Section 8 hereunder. Seller shall provide Buyer, its agents and employees, with reasonable access to water and utilities in connection with any such tests, investigations, or studies, provided that Buyer shall restore the Property to its pre-existing condition upon completion of any tests or investigation.

          (e) Within thirty (30) days following the opening of Escrow under this Agreement by the Parties, Seller shall make available to Buyer for inspection all

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               architectural, engineering, and technical plans, surveys,
               specifications and other documents pertaining to the physical, geological or environmental condition of the Real Property, or which pertain to the zoning of and/or entitlements to the Real Property, or otherwise relate to the feasibility of conducting a Class III sanitary landfill operation on the Real Property, that are owned by or in the possession of Seller or its attorneys or consultants (which can be copied at Seller's expense), except communications that are subject to the attorney-client privilege or are privileged from disclosure under the attorney-work product doctrine. In the event that Escrow fails to close, Buyer shall deliver to Seller copies of all of Buyer's tests, studies or reports developed during the Due Diligence Period.

          (f) If Buyer requires additional time to determine the existence and extent of any Hazardous Substance on the Property or other matters subject to Buyer's due diligence, except the presently-pending federal litigation, Buyer shall have the right, exercisable by delivering a written notice executed by the Chief Engineer to Seller prior to the expiration of the Due Diligence Period, to extend the Due Diligence Period for an additional period of up to forty-five (45) days to complete its examination of the Project.

          (g) If the Chief Engineer disapproves the results of Buyer's examination of the Project, or in his sole and absolute discretion, determines that, because of environmental or economic factors or because of zoning matters, it is infeasible in his judgment for Buyer to conduct a Class III sanitary landfill operation on the Real Property or import solid waste from Los Angeles County in

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          economically viable quantities, the Chief Engineer may elect, prior to the last day of the Due Diligence Period, to terminate this Agreement on behalf of Buyer, giving to Seller written notification of his decision prior to the last day of the Due Diligence Period, in which event the Deposit together with all interest shall be returned to Buyer and the rights and duties of the Parties shall be as set forth in Section 9(d)(ii) and all plans, documents and information previously furnished shall be promptly returned to Seller together with all Buyer's investigatory studies and reports. If Buyer fails to notify Seller of its intent to terminate this Agreement within the Due Diligence Period, Buyer shall be deemed to be satisfied with the results of the inspection and review and shall be deemed to have waived its right to terminate this Agreement pursuant to this provision.

6.   CONDITIONS TO BUYER'S PERFORMANCE.

     Buyer's obligation to perform under this Agreement is subject to the satisfaction or written waiver in whole or in part by the Chief Engineer of the following conditions within the Due Diligence Period:

     (a) The Chief Engineer's approval of the conditions of the Permits and governmental approvals for the Project and the Real Property and Personal Property as provided in Section 6.

     (b) Buyer's obtaining by the Close of Escrow all necessary approvals and consents including such approvals and consents as may be necessary to have all of the Permits assigned to Buyer. With regard to existing Permits held by Seller that

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          may legally be transferred to Buyer, such Permits will be deemed to have been obtained upon securing the consent to the transfer of the permitting authority.

     (c)  Pursuant to Health and Safety Code (S)4741 and Public Resources Code
          (S)49400, any required consent of the Board of Supervisors of the County of Riverside by resolution or otherwise to the acquisition of the Property by Buyer for a refuse disposal facility, and to the operation of said facility by Buyer.

     (d) Seller's representations and warranties in this Agreement being correct as of the date of this Agreement and as of the Close of Escrow in all material respects.

     (e)  Seller's performance of all obligations under this Agreement.

     (f) Title Company is prepared to issue, as stated in writing in an updated preliminary report, the Title Policy on the Close of Escrow, subject only to the Approved Exceptions.

     (g) Escrow Agent is prepared to deliver to Buyer the instruments in favor of or accruing to Buyer pursuant to this Agreement.


7.   ACCESS.

     (3) Access to Seller's documents, records and other information during the Due Diligence Period shall be given to Buyer during normal business hours upon at least one (1) business day's notice to Seller. Access to the Property during the Due Diligence Period shall be given to Buyer upon at least one (1) business day's notice to Seller. Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates, and their past, current, and future respective officers, directors, employees, and agents (collectively "the Seller's Parties") from all

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          claims, losses, costs, liabilities, expenses, damages, or other injuries, including, without limitation, attorneys' fees and expenses, to the fullest extent not prohibited by applicable law, and all other costs and expenses incurred by reason of or in any manner resulting from Buyer's inspection and investigation of the Property; provided, however, that Buyer's obligation to indemnify, defend, and hold harmless the Seller's Parties shall not apply to claims, demands, causes of action, expenses, fees, costs or damages to the extent caused by the negligence or willful misconduct of the Seller's Parties. The provisions of this Section shall survive the Close of Escrow.

     (4) Buyer and its contractors and consultants shall have the right, upon one day's prior notice, from the date of this Agreement until the Closing Date, to enter onto the Real Property, at their own cost and risk, for any purposes, including, but not limited to, inspecting the Property, taking samples of the soil, and conducting an environmental audit (including an investigation of past and current uses of the Property). Seller shall have the right to accompany Buyer or any of Buyer's employees, contractors, or consultants on any inspection of the Real Property. In the event Buyer or any party on behalf of Buyer takes samples, such sampling and testing shall be in accordance with agreed upon protocols between Seller and Buyer's Chief Engineer, which shall include the right to split samples. Buyer shall provide Seller with the results of any sampling it undertakes, including any draft and final reports. In addition, Buyer shall have the right to contact any federal, state, or local governmental authority or agency to investigate any matters relating to the Property, and shall kept

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          Seller reasonably informed of all such contacts during the Due
          Diligence Period. Seller agrees to cooperate reasonably with Buyer in the inspection of the Property and agrees to deliver to Buyer all non-privileged information in Seller's possession or control pertaining to the condition of the Property, including engineering and environmental reports, studies, tests, monitoring results, and related documentation.


8.   TITLE.

     (a) Within fifteen (15) days of the date of execution of this Agreement by the Parties, Seller shall cause Title Company to issue to Buyer (with a copy to Seller) a preliminary report for a California Land Title Association ("CLTA") Standard Owner's Policy of Title Insurance, or at Buyer's option and additional prorated expense, a 1970 ALTA Form Owner's Policy for the Real Property, setting forth all record liens, encumbrances, easements, restrictions, conditions, pending litigation, judgments, administrative proceedings, and other matters affecting Seller's title to the Property ("Preliminary Report"), together with copies of all documents relating to title exceptions referred to in the Preliminary Report.

     (b) Promptly following the full execution of this Agreement by the Parties, Buyer may cause, at its sole cost and expense, an ALTA survey of the Real Property to be prepared by a registered surveyor or professional engineer ("Survey"). If the Buyer conducts the Survey, Seller shall be provided at Seller's expense for the copying costs with two complete copies of the Survey. Seller agrees to

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          deliver to Buyer, promptly following the full execution and delivery of this Agreement, copies of any survey or survey information pertaining to the Real Property in the possession of Seller, its Affiliates, or its consultants.

     (c) The Chief Engineer shall reasonably approve or disapprove each exception shown on the Preliminary Report and each encroachment, overlap, or boundary line dispute, or any other matter that materially and adversely affects title to the Real Property or that violates any law, rule, or regulation reflected on the Survey (each an "Exception") within fourteen (14) days following the receipt of the Preliminary Report or Survey, if Survey is made, whichever is later. The Chief Engineer's failure to approve within the fourteen (14) day period shall be deemed to be a disapproval of the Exceptions.

     (d) If any Exception is disapproved or deemed disapproved (each a "Disapproved Exception"), Seller shall within thirty (30) days following expiration of the fourteen (14) day period provided under
          Section 9 (c) above, use all reasonable efforts to cause each Disapproved Exception (except money claims that can be paid through Escrow upon Close of Escrow, as provided below) to be discharged, satisfied, released, or terminated, as the case may be, of record, or arrange for Title Company to insure against any loss due to such exception, and in a form that is reasonably satisfactory to the Chief Engineer, all at Seller's sole cost and expense. Seller shall not be obligated to expend an amount estimated to exceed $250,000 on a cumulative basis to remove Disapproved Exceptions. Seller authorizes Escrow Agent to disburse from proceeds otherwise distributable to Seller upon Close of Escrow the sum sufficient to discharge any Disapproved Exception that may be discharged only by the payment of money, not to exceed $250,000. If Seller is unable to obtain a discharge, satisfaction, release, or termination within the period or monetary limits specified above, the Chief Engineer shall have the right to:

          (i) waive any Disapproved Exceptions and proceed with Closing, accepting title to the Real Property subject to the Disapproved Exceptions;

          (ii) terminate this Agreement, in which event Seller shall pay all charges of Escrow Agent in connection with this transaction; both Buyer and Seller shall be relieved of all further obligation and liability to each other under this Agreement, except Buyer's duty to restore the Real Property under Section 6
                (d), and all the funds and documents deposited with Escrow Agent shall be promptly refunded or returned, as the case may be, by Escrow Agent to the depositing party; or

          (iii) Upon agreement of the Chief Engineer and the President of Seller, the Close of Escrow may be deferred until any Disapproved Exceptions are removed.


9.   CLOSE OF ESCROW.

     (a)  Title. Simultaneously with the Close of Escrow, at Seller's expense,
          -----
          Title Company shall issue a CLTA Standard Owner's Policy of Title Insurance, or at Buyer's option and its additional prorated expense, a 1970 ALTA Owner's Policy of Title Insurance ("Title Policy") to Buyer in the amount of the Purchase Price subject only to the following matters ("Approved Exceptions"):

          (i)  exceptions approved by the Chief Engineer in accordance with
          Section 9 (c), or (ii) waived under Section 9 (d) (i), or exceptions for matters that may be mutually agreed upon by Seller and Buyer's Chief Engineer, such as easements, reservations, and licenses for such things as access and utilities for properties retained by Seller's Affiliates.

     (b)  Seller's Deposits In Escrow. Seller shall deposit with Escrow Agent
          ---------------------------
          on or prior to Close of Escrow, the following documents in a form reasonably acceptable to Seller and Buyer's Chief Engineer:

          (i) A grant deed executed and acknowledged in recordable form by Seller conveying to Buyer fee title to the Real Property, subject only to the Approved Exceptions ("Deed");

          (ii) An assignment executed by Seller assigning to Buyer all of Seller's right, title and interest in all personal, tangible and intangible property comprising the Property ("Assignment").

          (iii) Certified copies of any and all resolutions as may be required by Buyer to confirm Seller's authority to enter into or carry out this Agreement.

          (iv) The various Bills of Sale and other instruments of transfer referred to in Section 4.

          (v) Such additional documents as the Chief Engineer may reasonably require in order to assure Seller's compliance with the conditions specified in Section 7.

          (c)  Buyer's Deposits into Escrow. Buyer shall deposit with Escrow
               ----------------------------
               Agent, on or prior to the Close of Escrow, the balance of the Initial Payment of the Purchase Price in accordance with Section 3(a), together with its share of the closing costs and a Certificate of Acceptance. Buyer shall deposit into an Escrow Account, the Final Payment of the Purchase Price to be held in accordance with Section 3 (c) on or prior to the Close of Escrow.

          (d)  Closing Date. The conveyance of the Property and transfer of
               ------------
               Permits to Buyer and the closing of this transaction ("Close of Escrow" or "Closing") shall take place within ninety (90) days following the full execution and delivery of this Agreement by the Parties, or December 31, 2000, whichever is earlier ("Closing Date"), unless the Closing Date is extended by written agreement of the Chief Engineer and the President of Seller; provided however, the Chief Engineer may extend the Closing Date up to forty-five (45) days in order to obtain satisfaction of any of the conditions to Buyer's performance as set forth in Section 7 or to reflect any extensions of the Due Diligence Period under
               Section 6 (f). The Chief Engineer may in his sole and absolute discretion extend the Closing Date as necessary, but no later than March 31, 2001, to obtain any needed consents and approvals, the issuance of which are reasonably foreseeable, and Buyer and Seller have proceeded in good faith to have any such consents and approvals for the Project issued or assigned to Buyer.

               On the Closing Date, Escrow Agent shall Close Escrow, as follows:

               (A) Record the Deed (marked for return to Buyer) and Certificate of Acceptance with the County Recorder of Riverside County (which shall be deemed delivery of the Real Property to Buyer).

               (B)  Cause the Title Company to issue the Title Policy.

               (C) Prorate taxes, assessments, rents, and other charges as provided in Section 10 (e), if applicable, pursuant to California Government Code (S) 6103.

               (4) Disburse the balance of the Purchase Price for the Project that is payable at Close of Escrow pursuant to Sections 3
                    (c) and 13 (d), less prorated amounts and charges and expenses to be paid by or on behalf of Seller.

               (A) Charge Buyer for those costs and expenses to be paid by Buyer pursuant to this Agreement and disburse to Buyer any net funds remaining after the preceding disbursements.

               (B) Prepare and deliver to both Buyer and Seller one (1) signed copy of Escrow Agent's closing statement showing all receipts and disbursements of the Escrow.

               (C) Record with the County Recorder of Riverside County and distribute in accordance with the directions of the Parties any recordable documents of transfer or agreements for easements and reservations that may be created between the Parties.

               If Escrow Agent is unable to perform simultaneously all of the instructions set forth above, Escrow Agent shall notify Buyer and Seller and retain all funds and documents pending receipt of further instructions jointly issued by Buyer and Seller.

     (5)  Prorations. Escrow Agent shall prorate from the Purchase Price the
          ----------
          following costs at the Close of Escrow:

          (i)  Seller shall pay:

               (A) All governmental conveyancing fees and taxes due upon transfer of the Property, if applicable, pursuant to California Government Code (S) 6103;

               (B) All charges in connection with the issuance of a California Land Title Association ("CLTA") Standard Owner's Policy of Title Insurance in the amount of the Purchase Price; and

               (C)  One-half of the escrow fee charged by Escrow Agent.
          (ii) Buyer shall pay:

               (A) The recording charges in connection with recordation of the deed, if applicable, pursuant to California Government Code
                    (S) 6103;

               (B) That portion of the premium for the Title Policy in excess of the premium for a CLTA Standard Policy of Title Insurance; and

               (C)  One-half of the escrow fee charged by Escrow Agent.

          (iii) All other costs of Escrow not otherwise specifically allocated by this Agreement shall be apportioned between the Parties in a manner consistent with the custom and usage in Los Angeles County, California.

     (f)  Bonds and Assessments. All installments of any bond or assessment
          ---------------------
          that constitutes a lien on the Property and/or Personal Property at the Close of Escrow shall be paid by Seller.


11   POSSESSION.

     Possession of the Real Property and Personal Property shall be delivered to Buyer at the Close of Escrow.



12.  DAMAGE AND DESTRUCTION.

     (a) In the event of damage or destruction of the Property or any portion of the Property prior to Close of Escrow in an amount not exceeding $100,000.00, Buyer and Seller shall consummate this Agreement without change in the Purchase Price provided that Seller shall assign to Buyer Seller's rights under any insurance policy covering the damage or destruction and shall indemnify and guaranty Buyer with respect to any costs incurred by Buyer in repairing and restoring the Property that are not paid by insurance up to the amount of $100,000.00.

     (b) In the event of damage or destruction of the Property, or any portion of the Property, prior to the Close of Escrow that impairs in any material manner the ability of Buyer to fully carry out the Project at its maximum capacity, the Chief Engineer may elect either to terminate this Agreement upon written notice to Seller and Escrow Agent, or to consummate this Agreement, in which event Seller shall assign to Buyer Seller's rights under any insurance policy covering the damage or destruction, but without the indemnity and guaranty provided in subsection (a) above. If the Chief Engineer elects to terminate this Agreement pursuant to this provision, Escrow Agent shall within fifteen (15) days following receipt of the Chief Engineer's notice return the Deposit together with accrued interest to Buyer. Upon termination, neither party shall have any further obligations under this Agreement except as otherwise provided in this Agreement.

     (1) In the event of damage or destruction of the Property, or any portion of the Property, prior to Close of Escrow in an amount in excess of $100,000.00, but that does not impair the Project as described above, Seller and the Chief Engineer shall negotiate an appropriate reduction in the Purchase Price.


13.  SELLER'S WARRANTIES.

     Seller represents, warrants and covenants to Buyer that except as otherwise disclosed to Buyer in writing, to the best of its knowledge as of the date of this Agreement, and to the best of its knowledge after reasonable inquiry as of the Close of Escrow:

     (a)  Hazardous Substances:
          --------------------

          (i) Except as kept and used under currently-valid permits, the Real Property is free and has always been free from Hazardous Substances and is not and has never been in violation of any Environmental Law;

          (ii) There are no buried or partially buried storage tanks located on the Real Property;

          (iii) Seller has received no notice, warning, notice of violation, administrative complaint, judicial complaint, or other formal or informal notice alleging that conditions on the Real Property are or have been in violation of any Environmental Law, or informing Seller that the Real Property is subject to investigation or inquiry regarding Hazardous Substances on the Real Property or the potential violation of any Environmental Law;

          (iv) There is no monitoring program required by the U.S. Environmental Protection Agency ("EPA") or any similar state agency concerning the Real Property, except for a monitoring program required by the Regional Water Quality Control Board;

          (v) The Real Property has been used by predecessors of Kaiser Ventures, Inc., for decades to mine iron ore and for associated reclamation activities.

          (vi) No Hazardous Substances of any kind have ever been spilled, disposed of, or stored on, under or at the Real Property whether by accident, burying, drainage, or storage in containers, tanks, or holding areas, or by any other means that would require remediation under currently applicable law.

          (vii) Seller will make available to Buyer all information, records, and studies maintained by Seller in connection with the Property concerning Hazardous Substances.

     (b)  Violation of Law.
          ----------------

          No condition on the Real Property currently violates any health, safety, fire, environmental, sewage, building, or other federal, state, or local law, code, ordinance, or regulation.

     (c)  Leases.
          ------

          No leases, licenses, or other agreements allowing any third party rights to use the Property are or will be in force, except as set forth on Exhibit F.

     (d)  Litigation.
          ----------

          Except as provided in this Section, there is no pending or threatened litigation, administrative proceeding, or other legal or governmental action with respect to the Real Property, the Personal Property, or Permits for the Project. At the election of the Chief Engineer, Close of Escrow shall be postponed until any pending litigation concerning the Real Property, Personal Property or Permits for the Project have been successfully concluded, except as follows.

          (i) There are currently two civil actions involving the Project pending in the United States District Court for the Eastern District of California, Riverside Division, (the "District Court") entitled Donna Charpied et al. v. United States Department of the Interior, et al., Case No. 99-0454 RT (MCx) and National Parks and Conservation Association v. Bureau of Land Management, etc., et al. Case No. 00-0041 RT (MCx) (the "Federal Litigation").

          (ii) In the event that the Federal Litigation is pending at Close of Escrow, the initial payment of $39 million shall be paid into an interest-earning escrow account ("Primary Account") to be selected by the Parties with the investments to be selected by Seller from Buyer's list of approved investments. In the event that the Final Payment becomes payable to Seller under Section 3 (c) prior to the distribution of the Primary Account, the Final Payment, plus accrued interest, shall be added to the Primary Account. The principal portions of the payments shall thereafter be retained in the escrow account until the Federal Litigation becomes final. For the purposes of this Section, the Federal Litigation shall be considered to be final when the NEPA compliance for the EIS for the Project is no longer subject to legal challenge (a final decision on the merits of the Federal Litigation), and the federal land exchange for the Project is no longer subject to being set aside.

          (iii) In the event that the District Court enters any appealable judgments, rulings, or orders, in both actions in the Federal Litigation that uphold the decision of the Bureau of Land Management and the Interior Board of Land Appeals, the interest accrued on the payments in the escrow account shall be released to Seller, and shall thereafter continue to be released to Seller on a quarterly basis until the Federal Litigation is considered final, or until four (4) years from Close of Escrow, whichever occurs first. Thereafter, interest shall be retained in the Primary Account and shall continue to accrue for the benefit of the Party ultimately entitled to receive the principal, or as otherwise provided in this Section.

          (iv) If the District Court issues an order, over the opposition of the Buyer, preventing the Buyer from proceeding with development and operation of the Project, and such order remains in effect on the date which is the later of seven (7) years after Close of Escrow or one (1) year after the first issuance of such court order, the Buyer shall have the option for a period of thirty (30) days thereafter to receive the principal, plus accrued interest, from the Primary Account, and reconvey and reassign its right, title, and interest to Seller in the Project, the Property, and everything conveyed or transferred by Seller to Buyer as a part of the transaction contemplated by this Agreement.

          (v) If Buyer proceeds with the development and operation of the Project during the pendency of the Federal Litigation, free of any injunctive relief, interest shall accrue and be released quarterly to Seller.

          (vi) In the event that the Seller can obtain an insurance policy or other financial assurance that to the satisfaction of the Chief Engineer reasonably protects the Buyer from the risk of loss in the Federal Litigation, the Buyer may agree to release the escrow account to Seller, less any applicable deductible.

     (e)  Condition of Property.
          ---------------------

          There are no natural or artificial conditions upon the Real Property, or any part of the Real Property, that are known to Seller after reasonable inquiry to present a substantial risk of a material and adverse change in the condition of the Real Property.

     (f)  Disclosure.
          ----------

          Any information that Seller has delivered to Buyer, either directly or through Buyer's agents, is accurate or was accurate in all material respects at the time of the preparation of the information and Seller has disclosed all material facts known to Seller with respect to the Real Property and the Personal Property.

     (g)  Third Party Approvals.
          ---------------------

          Except as disclosed to Buyer in writing or set forth on Exhibit G, no consents or waivers of or by any third party are necessary to permit Seller to consummate the transactions contemplated pursuant to this Agreement.

     (h)  Zoning and Building Ordinance Compliance.
          ----------------------------------------

          At the Close of Escrow, the Project, as appropriate to its present state of development and implementation, will be in full compliance with all zoning ordinances, development requirements, and conditions of approval issued for the Project by the County of Riverside.

     (i)  Permits:
          --------

          (i)  The Permits for the Project are valid and in good standing;

          (ii) The Permits for the Project constitute all of the material federal, state, and local approvals required for Buyer to proceed with development and operation of the Project, subject to obtaining local building or construction permits.

     Seller shall notify Buyer of any facts that would cause any of the representations, warranties and covenants contained in this Agreement to be untrue in any material respect as of Close of Escrow and shall deliver to Buyer at the Close of Escrow a certificate ("Closing Certificate") confirming that the representations contained in this Agreement continue to be true as of the Close of Escrow. The obligations of Buyer to consummate the transaction contemplated are conditioned upon the delivery by Seller of the Closing Certificate. If the Chief Engineer reasonably concludes prior to Close of Escrow that a fact materially adversely affects the Property or the operation of the Project, which cannot be promptly cured by Seller, he shall have the option to terminate this Agreement by delivering written notice to Seller and Escrow Agent. If the Chief Engineer terminates this Agreement pursuant to this Section, Escrow Agent shall, within ten (10) days following receipt of the Chief Engineer's notice to terminate, return to Buyer the Deposit and all accrued interest, and cancel the Escrow.


14   SELLER'S COVENANTS.

     Commencing with the full execution of this Agreement by the Parties and until the Close of Escrow:

     (a) After Buyer approves the Exceptions, Seller shall not permit any new liens, encumbrances, or easements to be placed on the Real Property or Personal Property, other than the Approved Exceptions, nor shall Seller enter into any agreement regarding the sale, rental, management, repair, improvement, or any other matter affecting the Real Property or Personal Property that would be binding on Buyer, the Real Property, or Personal Property after the Close of Escrow without the prior written consent of the Chief Engineer.

     (b) Seller shall not permit any act of waste or act that would tend to diminish the value of the Real Property or Personal Property for any reason, except that caused by ordinary wear and tear.

     (c) Seller shall maintain the Real Property in its current condition as a proposed sanitary landfill until Close of Escrow.

     (d) Commencing with the full execution of this Agreement by the Parties and continuing thereafter through the Closure operations of Buyer and for so long thereafter as Buyer may have any legal responsibilities in respect to the Property, other than those nominal responsibilities associated with any easements, licenses, and other similar agreements or instruments that Seller may otherwise have with respect to the Real Property, Seller shall take no action that diminishes the use or availability of the Property for the purposes of fully implementing the Project.

15.  RELEASE AND INDEMNIFICATION.

     (a)   Release and Indemnification by Seller.
           -------------------------------------

           Seller agrees to release and to indemnify, defend, and hold harmless Buyer and all other County Sanitation Districts of Los Angeles County, their officers, agents and employees, from all claims, losses, costs, liabilities, expenses, damages or other injuries, whether foreseeable or unforeseeable, including without limitation, attorneys' fees and expenses incurred by reason of or in any manner resulting from any of the following:

           (i)   the condition of the Property prior to the Close of Escrow;

           (ii) the use of the Property prior to the Close of Escrow by Seller or others including, but not limited to, the past use of the Property as an iron ore mine;

           (iii) any fact or circumstance with respect to the Property that occurred prior to the Close of Escrow or that then existed; or

           (iv)  from breach of any warranties and representations set forth in
                 Section 13.

           (v) the litigation currently pending in Federal Court concerning the Project or any lawsuits challenging the transfer of the Project to Buyer.

     (b)   Assignment of Indemnification Rights from Kaiser.
           ------------------------------------------------

           In addition, Seller will assign and transfer to Buyer at Close of Escrow its rights to indemnification and defense under its lease with Kaiser Ventures Inc., and any other agreements relating to the Project or the Real Property for all claims and liabilities associated with the former uses and activities on the Real Property conducted by Kaiser Ventures Inc., or any of its predecessors in interest.

     (c)   Release and Indemnification by District.
           ---------------------------------------

           Except as to matters attributable to Seller's use of or responsibility for the Property which materially restricts the use of the Project and such other matters described in this Agreement, Buyer agrees to release and to indemnify, defend, and hold harmless Seller, its officers, agents and employees, from all claims, losses, costs, liabilities, expenses, damages or other injuries, including without limitation, attorneys' fees and expenses incurred by reason of or in any manner resulting from any of the following:

          (i) any condition of the Property arising after Close of Escrow, unless such condition can conclusively be demonstrated to have been adversely affected by use of the Property prior to the Close of Escrow by Seller or others including, but not limited to, the past use of the Property as an iron ore mine;

          (ii) the use of the Property after the Close of Escrow by Buyer or others including, but not limited to, use of the Property to carry out the Project; or

          (iii) any fact or circumstance with respect to the Property that arises after the Close of Escrow.

     (d)  Scope of Releases and Indemnities.
          ---------------------------------

          The foregoing releases and indemnities shall extend to but not be limited to Hazardous Substances and Hazardous Materials as warranted by Seller in Section 13. The foregoing releases and indemnifications shall survive the Close of Escrow. The Parties are familiar with
          Section 1542 of the Civil Code of the State of California which provides that "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the Debtor." The Parties intend the foregoing releases to be effective as a full and final accord of the matters to which they pertain, to apply to all claims known or unknown, suspected or unsuspected, and hereby waive and relinquish any rights and benefits that they may have under Section 1542 as to such matters.

     (e)  Defense of Claims.
          -----------------

          (1) If a claim subject to this Section is made by either Party against the other Party, the potential indemnitee shall give written notice to the potential indemnitor as soon as practicable after becoming aware of any fact, condition, or event that gives rise to a claim for which indemnification may be sought under this Agreement. If a claim subject to this Section by a third party is received by either Party, written notice of such claim shall be given to the potential indemnitor as promptly as practicable and in any event within fifteen (15) days after service of any summons. The failure of an indemnitee to give timely notice hereunder shall not affect rights to indemnification under this Agreement, except to the extent that the indemnitor demonstrates actual damages caused by such failure.

          (2) The indemnitor shall be obliged to defend any claim subject to this Section; provided that, if the indemnitor fails to undertake a defense of the claim, the indemnitee shall have the right to assume the defense of the claim and receive reimbursement from the indemnitor. The indemnitor shall keep the indemnitee reasonably informed of the progress of any defense, compromise, or settlement. The indemnitor shall be liable for any settlement of any claim effected pursuant to and in acordance with this subsection and for any final judgment (subject to any right to appeal), and the indemnitor agrees to indemnify and hold harmless the indemnitee from and against any damages by reason of such settlement or judgment.

16.  FAILURE TO CLOSE.

     (2) In the event of any default by Seller and as a consequence thereof the transaction contemplated hereby fails to close, Buyer shall be entitled to pursue any remedy at law or equity including, without limitation, specific performance. In the event of any default by Buyer and as a consequence thereof the transaction contemplated hereby fails to close, Seller shall be entitled to damages for breach of contract.

     (3) Upon failure to close Escrow, Buyer agrees not to directly or indirectly interfere with the permitting, development, construction and operation of the Project, and agrees to return to Seller, or otherwise keep confidential as provided in Section 24, all confidential information provided by Seller. Buyer, however, shall not be prohibited from responding to legitimate requests for information by regulatory or permitting agencies concerning the site developed by the Buyer during its examination of the Project.

17.  CONDEMNATION.

     (a) If any portion of the Property is taken by condemnation or eminent domain or is the subject of a threatened or pending condemnation or eminent domain proceeding that has not been consummated prior to the Close of Escrow resulting in a decrease in the value of the Property in an amount not exceeding $100,000.00, Buyer and Seller shall consummate this Agreement without change in the Purchase Price, provided that Seller shall assign to Buyer Seller's rights to all awards for the condemnation or taking and shall indemnify and guarantee Buyer with respect to any costs incurred by Buyer in repairing and restoring the Property that are not paid by the awards up to the amount of $100,000.00.

     (2) If any portion of the Property is taken by condemnation or eminent domain or is the subject of a threatened or pending condemnation or eminent domain proceeding that has not been consummated prior to the Close of Escrow that impairs in any material manner the ability of Buyer to fully carry out the Project at its maximum capacity,, the Chief Engineer may elect either to terminate this Agreement upon written notice to Seller and Escrow Agent or to consummate this Agreement, in which event Seller shall assign to Buyer Seller's rights to all awards for the condemnation or taking, but without the indemnity and guarantee provided in subsection (a) above. If the Chief Engineer elects to terminate this Agreement pursuant to this provision, Escrow Agent shall, within fifteen (15) days following receipt of the Chief Engineer's notice, return the Deposit, together with accrued interest, to Buyer. Upon termination, neither party shall have any further obligations under this Agreement except as otherwise provided in this Agreement.

     (3) If any portion of the Property is taken by condemnation or eminent domain or is subject of a threatened or pending condemnation or eminent domain proceeding that has not been consummated prior to Close of Escrow, resulting in a decrease in the value of the Property in an amount in excess of $100,000.00, but that does not impair the Project as described above, Seller and the Chief Engineer shall negotiate an appropriate reduction in the Purchase Price.

18.  AUTHORITY OF PARTIES.

     (a) Seller warrants that this Agreement and all other documents delivered prior to or at the Close of Escrow:

          (i)    Have been authorized, executed, and delivered by Seller;

          (ii)   Are binding obligations of Seller;

          (iii) Are collectively sufficient to transfer all of Seller's rights in the Project, including the Real Property and Personal Property;

          (iv) Do not violate the provisions of any agreement to which Seller is a party or which affects the Real Property or Personal Property nor to Seller's knowledge violate any law to which Seller is subject (it is understood that certain consents and approvals will be necessary for the transfer of the Permits and other Property); and

          (v) Seller further warrants that it is a limited liability company organized and existing under the laws of the State of California.

     (b) Buyer warrants that this Agreement and all documents delivered prior to or on the Close of Escrow:

          (i)    Have been authorized, executed, and delivered by Buyer;

          (ii)   Are binding obligations of Buyer;

          (iii) Do not violate either the provisions of any agreement to which the Buyer is a party nor any law to which Buyer is subject; and

          (iv) Buyer further represents that it is a county sanitation district formed and exercising its authority pursuant to the County Sanitation District Act (Health and Safety Code
                 (S)(S)4700 et seq.)

     (c) The Parties each warrant that the persons executing this Agreement on their behalf are authorized to do so.

19.  BROKERS.

     Each party warrants and represents to the other party to this Agreement that no brokers have been retained or consulted by it in connection with this transaction. Each party agrees to defend, indemnify and hold harmless the other party from any claims, expenses, costs, or liabilities resulting from a fee or commission claim by a broker or finder claiming through one of the Parties, which shall become the indemnifying party.

20.  ASSIGNMENT.

     Buyer shall have the right to assign all rights and liabilities under this Agreement to any party that has the financial capability to perform the Agreement.

21.  ATTORNEYS' FEES.

     If litigation is commenced between the Parties, the Prevailing Party in that litigation shall be entitled to recover from the non-prevailing party or parties all reasonable attorneys' fees and costs. "Prevailing Party" shall include, without limitation, a party who dismisses an action in exchange for sums allegedly due; the party who receives performance from the other party for an alleged breach of contract or a desired remedy where the performance is substantially equal to the relief sought in the action; or the party determined to be the prevailing party by a court of law.

22.  NOTICES.

     All notices to be given under this Agreement shall be in writing and sent by:

     (a) Certified mail, return receipt requested, in which case notice shall be deemed delivered two (2) business days after deposit, postage prepaid in the United States Mail;

     (b) Personal delivery or by a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with that courier provided that it was deposited for timely processing by the courier for next day delivery; or

     (c) Facsimile or similar means if a copy of the notice is also sent by United States certified mail, in which case notice shall be deemed delivered on receipt by facsimile or other similar means, provided that the transmission was received between the hours of 8:00 a.m. and 5:00 p.m. Pacific Standard Time on a business day and a transmission report is generated reflecting the accurate transmission of the notices as follows:

               BUYER:         Mr. James F. Stahl
                              Chief Engineer and General Manager
                              County Sanitation Districts of Los Angeles County 1955 Workman Mill Road
                              Whittier, CA 90601-1400
                              Post Office Box 4998
                              Whittier, CA 90607-4998
                              Fax No.: (562) 695-8660

                              Copy to:

                              B. Richard Marsh, Esq.
                              Daniel V. Hyde, Esq.
                              Knapp, Marsh, Jones & Doran
                              515 S. Figueroa Street, Suite 1400
                              Los Angeles, CA 90071
                              Fax No.: (213) 627-7897

               SELLER:        Mr. Richard E. Daniels
                              Chairman and CEO
                              Mine Reclamation, LLC
                              43-645 Monterey Avenue, Suite A
                              Palm Desert, CA 92260

                              Copy to:

                              Mr. Rick Stoddard
                              President and Chief Executive Officer
                              Kaiser Ventures, Inc.
                              3633 East Inland Empire Blvd.
                              Suite 850
                              Ontario, California 91764

                              Terry L. Cook, Esq.
                              General Counsel
                              Kaiser Ventures, Inc.
                              3633 East Inland Empire Blvd.
                              Suite 850
                              Ontario, California 91764

                              Richard S. Volpert

                              Munger, Tolles, & Olson, LLP
                              355 South Grand Avenue, 35/th/ Floor
                              Los Angeles, California 90071-1560

          If the facsimile or other transmission is not received between the hours specified above, it shall be deemed to have been given as of the next business day.

23.  COSTS AND EXPENSES.

     Each Party will bear its own costs and expenses in connection with negotiating and preparing the Closing Documents, completing due diligence, and closing the sale.

24.  CONFIDENTIALITY.

     All communications between the Parties regarding the sale of the Project will be maintained strictly confidential and will not be disclosed without the other Party's prior approval, which shall not be unreasonably withheld, or unless required to do so:

     (a) in connection with Buyer's efforts to obtain the required board of director's approval to execute this Agreement;

     (b) pursuant to court order, subpoenas, and requests for documents made by administrative agencies, such as the Securities and Exchange Commission having jurisdiction over the Parties (each Party shall have the right to resist such requests);

     (c) as required by law (including disclosures that may be required to be given by Kaiser Ventures, Inc. under applicable Securities and Exchange Commission laws, rules, and regulations.).

     (1) as required to obtain any needed consents and approvals for the Parties to perform their obligations under this Agreement.

25.  TRANSFER OF INFORMATION.

     At Close of Escrow, Seller shall deliver to Buyer all stored information including, but not limited to, all records, files, plans, maps, electronic files, permits, samples, data sheets, audio and video tapes, slides, photographs, compact discs, and all other information stored in any manner in Seller's possession or control with respect to the Project, but excluding those privileged materials that do not contain factual or technical information pertinent to the Project, its Permits, or permit compliance. Buyer shall have access to all such information upon Buyer's reasonable request. Seller shall provide Buyer with a stored information index that contains a summary of all stored information and its location. Also, prior to the Close of Escrow, Seller shall also deliver to Buyer an obligation summary in a form acceptable to the Buyer. The obligation summary shall contain a summary of all of the contractual and permit obligations of the Project owner and operator, together with its good faith estimate of implementation schedules and costs.

26.  ENTIRE AGREEMENT.

     This Agreement and any documents referred to or contemplated herein and any exhibit hereto contains the entire agreement between the Parties and shall not be modified in any manner except by an instrument in writing executed by the Parties or their respective successors in interest.

27.  SEVERABILITY.

     If any term or provision of this Agreement shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement shall not be affected.

28.  WAIVERS.

     A waiver of a breach of a covenant or provision in this Agreement shall not be deemed a waiver of any other covenant or provision in this Agreement, and no waiver shall be valid unless in writing and executed by the waiving party. An extension of time for performance of any obligation or act shall not be deemed an extension of time for performance of any other obligation or act.

28.  CONSTRUCTION.

     The section headings and captions of this Agreement are, and the arrangement of this instrument is, for the sole convenience of the Parties. The section headings, captions, and arrangement of this instrument do not in any way affect, limit, amplify, or modify the terms and provisions of this Agreement. The singular form shall include plural, and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties have prepared it. Any provision thereof that is found by a court of proper jurisdiction to be ambiguous or inconsistent, either internally or in relation to other provisions contained herein, shall be construed in accordance with a fair and ordinary meaning so as to effectuate the intent of the parties to this Agreement. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached to it and incorporated in it by this reference. The preamble and all recitals to this Agreement are also incorporated herein.

30.  MERGER.

     All of the terms, provisions, representations, warranties, and covenants of the Parties shall survive the Close of Escrow and shall not be merged in the Deed or other documents.

31.  DUPLICATE ORIGINALS.

     This Agreement shall be executed with duplicate originals to be retained by each party.

32.  TIME OF THE ESSENCE.
     Time is of the essence in this Agreement.

33.  SUCCESSORS.

     This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

34.  GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with California law.

35.  CHIEF ENGINEER'S AUTHORITY.

     The Chief Engineer is hereby authorized to execute on behalf of the Buyer any documents, or to take related actions necessary to effectuate this Agreement.

36.  FURTHER ASSURANCES.

     Each Party agrees to execute and deliver any instruments and to perform any actions that may be necessary, or reasonably requested, in order to give full effect to this Agreement. Each party will use all reasonable efforts to provide such information, execute such further instruments and documents, and take such action as may be reasonably requested by the other Party not inconsistent with the provisions of this Agreement and not involving the assumption of obligations other than those provided for in this Agreement to carry out the intent of this Agreement.

37.  VENUE.

     Venue for all purposes arising out of this Agreement will be in the County of Los Angeles, California, unless prohibited by law.

38.  COMPUTATION OF TIME.

     As used in this Agreement, time for an act to be done shall be computed in calendar days unless otherwise provided, shall exclude the first day and include the last, and if the last day falls on a Saturday, Sunday, or Federal or State of California holiday, shall be extended to the next day, which is not a Saturday, Sunday or Federal or State of California holiday.

     The Parties have executed this Agreement as of the date first written above.

ATTEST:                                 COUNTY SANITATION DISTRICT NO. 2 OF LOS
                                        ANGELES COUNTY

By:  /s/ M. Alma Horvath                By:  /s/ Leonis C. Malburg
     -------------------------               ---------------------------------

       Secretary                               Chairperson, Board of Directors


Approved as to form:

KNAPP, MARSH, JONES & DORAN, L.L.P.

By:  /s/ Daniel V. Hyde
     -------------------------

     District Counsel



ATTEST:                                 MINE RECLAMATION, LLC

By:  /s/ Terry L. Cook                  By:  /s/ Richard A. Daniels
     -------------------------               ---------------------------------



Approved as to form:



By____________________________________



                               VOTING AGREEMENT
                               ----------------

     Kaiser Ventures, Inc. agrees that it will vote or cause to be voted its ownership interest in Mine Reclamation Corporation in favor of the sale of the Project to the District.

                             KAISER VENTURES, INC.

                             By: /s/ Gerald A. Fawcett
                                 ---------------------------
                                 Gerald A. Fawcett
                                 Vice President of the Board

                      Exhibits Available Upon the Written
                      -----------------------------------

                                 Request of the
                                 --------------

                       Securities and Exchange Commission
                       ----------------------------------